Logo [Letterhead of Resource Bankshares Corporation)

FOR IMMEDIATE RELEASE:

CONTACT: Lu Ann Klevecz Corporate Communications 757-463-2265

Resource Bankshares Reports Most Profitable

Quarter and Year in Company’s History

Net Income Up 85% from Prior Year

Virginia Beach, VA – January 20, 2004. Resource Bankshares Corporation (Nasdaq: RBKV) today announced net income of $11.7 million for 2003, an 85% increase over the $6.3 million reported for 2002. Diluted earnings per share increased 46% to $1.88 for the year ended 2003, compared to $1.29 for 2002. Net income for the fourth quarter totaled $2.9 million, or $0.46 per diluted share, compared to $1.9 million, or $0.41 per diluted share, for the fourth quarter of 2002.

Return on average equity was 23.20% and return on average assets was 1.45% for 2003, compared to 21.55% and 1.03%, respectively, for 2002. For the fourth quarter of 2003, return on average equity was 21.06% and return on average assets was 1.40%, compared to 26.23% and 1.18%, respectively, for the same period of 2002. Book value per share on December 31, 2003 was $9.84.

Total assets at December 31, 2003 increased 21.3% to $867 million from $715 million in 2002. This increase was driven by growth of total net loans to $586 million as of December 31, 2003, a 37% increase over the same period of 2002. Net interest income totaled $6.9 million and $24.5 million, respectively, for the three and 12 months ended December 31, 2003, compared to $4.8 million and $16.4 million for the same periods of 2002. The increase in net interest income was attributable to commercial loan growth, funds advanced for mortgage banking and an increase in the tax equivalent financial margin to 3.29% for the year ended December 31, 2003, from 2.87% for 2002.

“Resource enjoyed a tremendous year in 2003,” stated T.A. Grell, Jr., President of Resource Bank and Resource Bankshares. “While some banks have reported a decline in fourth quarter net income, we are proud to show an increase of nearly $1 million in net income for the quarter over 2002, despite a decrease in non interest income. Much of this increase in net income resulted from growth in the commercial lending portfolio, which increased $132 million, or 84% of the total loan growth for the year, with $50 million of this growth in the fourth quarter alone.”

“We continue to maintain excellent asset quality with non-accrual loans and OREO totaling only 0.14% of total loans and funds advanced. At year end non-performing loans and OREO totaled only $1.9 million on our $586 million loan portfolio and charge-offs for 2003 were only 0.03%.”

“Resource Mortgage had an excellent year in 2003. They closed $1.2 billion of residential loans and generated pre-tax income of $3.7 million, compared to loan closings of $940 million and $2.7 million pre-tax income for 2002. The residential mortgage division accounted for 22% of the Company’s net pre-tax income for 2003, which is down from 31% for 2002 and is consistent with our business plan.”

“Atlantic Mortgage and Investment Company (AMIC), the Company’s commercial mortgage division, also had a great year and contributed $507 thousand income, as a result of the increase in its origination and sales of commercial mortgages.”

Exclusive of its mortgage operations, the Bank’s efficiency ratio (which is computed by dividing non-interest expense by the sum of net interest income and non-interest income), was 49.79% and the net overhead ratio (which is computed by subtracting non-interest income from non-interest expense, divided by average total assets), was 1.44% for 2003.

During the fourth quarter of 2003, the average number of diluted shares was 6,457,502, which reflects the adjustment made as a result of the three-for-two share stock split on September 5, 2003. As of December 31, 2003, shareholders equity increased $27 million and book value increased 39% to $9.84.

All per share figures have been adjusted to reflect a three-for-two stock split on September 5, 2003. Certain reclassifications have been made to prior year’s information to conform with the current year presentation.

Resource Bankshares Corporation (Nasdaq: RBKV) is the parent holding company of Resource Bank, a regional commercial bank with branches in Virginia Beach, Chesapeake, Newport News, Richmond and Northern Virginia, and additional mortgage loan offices in North Carolina, Maryland and Florida. Visit our investor relations web site at www.resourcebankshares.com for a detailed overview of activities, financial information, and historical stock price data, and to register for email notification of company news, events, and stock activity.

In August, the Company announced that it will merge withFulton Financial Corporation. Fulton is a $9.3 billion Lancaster, Pennsylvania-based financial holding company which operates 199 banking offices in Pennsylvania, Maryland, Delaware and New Jersey through the following affiliates: Fulton Bank, Lancaster, PA; Lebanon Valley Farmers Bank, Lebanon, PA; Swineford National Bank, Middleburg, PA; Lafayette Ambassador Bank, Easton, PA; FNB Bank, N.A., Danville, PA; Hagerstown Trust, Hagerstown, MD; Delaware National Bank, Georgetown, DE; The Bank, Woodbury, NJ; The Peoples Bank of Elkton, Elkton, MD; Skylands Community Bank, Hackettstown, NJ, and Premier Bank, Doylestown, PA.

Fulton’s financial services affiliates include Fulton Financial Advisors, N.A., Lancaster, PA; Fulton Insurance Services Group, Inc. Lancaster, PA; and Dearden, Maguire, Weaver and Barrett, LLP, West Conshohocken, PA.

This press release includes forward looking statements. Investors are cautioned that all forward looking statements involve risks and uncertainties. Certain risk factors could cause actual results to differ materially from those in the forward-looking statements. These forward-looking statements include statements regarding profitability, liquidity, allowance for loan losses; interest rate sensitivity, market risk, and financial and other goals. Forward-looking statements often use words such as “believes,” “expects,” “plans,” “may,” “will,” “should,” “projects,” “contemplates,” “anticipates,” “forecasts,” “intends,” or other words of similar meaning. Forward looking statements do not relate strictly to historical or current facts and are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

•	fluctuations in market rates of interest and loan and deposit pricing, which could negatively affect net interest margin, asset valuations and expense projections;

•	adverse changes in the economies of Resource’s market areas, which might affect business prospects and could cause credit-related losses and expenses;

•	continuing the well-established and valued relationships Resource has built with customers;

•	adverse developments in loan origination volume;

•	competitive factors in the banking industry such as the trend towards consolidation in the markets in which Resource operates;

•	an unfavorable resolution to the class action lawsuit to which Resource Bank is a party; and

•	changes in banking legislation or the regulatory requirements of federal and state agencies applicable to bank holding companies and banks.

RESOURCE BANKSHARES CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

(Unaudited)

	December 31 2003	December 31 2002
ASSETS
Cash and cash equivalents	$10,249	$13,399
Securities held to maturity	144,582	108,650
Securities available for sale	12,949	21,191
Funds advanced in settlement of mortgage loans	77,011	111,113
Loans receivable, net	586,000	427,735
Real estate owned	536	—
Other assets	35,966	33,079

Total assets	$867,293	$715,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Deposits	$607,466	$516,449
Federal funds purchased and securities sold under agreements to repurchase	51,245	32,347
Advances from Federal Home Loan Bank	120,992	105,000
Capital Trust borrowings	16,200	16,200
Other liabilities	11,938	13,004

Total liabilities	$807,841	$683,000

STOCKHOLDERS’ EQUITY
Common stock, $1.50 par value, authorized 15,000,000 shares, issued and outstanding: December 31, 2003 – 6,039,281; December 31,2002 – 4,541,517	$9,060	$6,812
Additional paid in capital	28,229	11,959
Retained earnings	21,911	12,759
Accumulated other comprehensive income(loss)	228	637
Minority interest in subsidiary	24	—

Total stockholders’ equity	$59,452	$32,167

Total liabilities and stockholders’ equity	$867,293	$715,167

RESOURCE BANKSHARES CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

(Unaudited)

	Three months ended December 31		December 31
	2003	2002	2003	2002
Interest income	$11,288	$9,637	$42,323	$35,798
Interest expense	4,331	4,794	17,808	19,425

Net interest income	6,957	4,843	24,515	16,373
Provision for loan losses	0	575	150	1,550
Noninterest income	6,958	7,133	32,514	24,176
Noninterest expense	9,622	8,873	40,119	30,312

Net income before income taxes	4,293	2,528	16,760	8,687
Income tax expense	1,311	540	5,072	2,358

Net income	$2,982	$1,988	$11,688	$6,329

Basic earnings per common share	$0.50	$0.44	$2.01	$1.37
Diluted earnings per common share	$0.46	$0.41	$1.88	$1.29
Book value per share			$9.84	$7.08
Return on average assets	1.40%	1.18%	1.45%	1.03%
Return on average equity	21.06%	26.23%	23.20%	21.55%
Average basic common shares outstanding	6,021,558	4,559,135	5,812,900	4,623,213
Average diluted shares outstanding	6,457,502	4,856,166	6,223,358	4,907,823
Dividends declared per common share	$0.11	$0.09	$0.44	$0.37
Non earning assets (non-accruals and other real estate owned)			$914	$506
Net overhead ratio	1.25%	1.03%	0.94%	1.00%
Financial Margin (TE)	3.48%	3.05%	3.29%	2.87%
Average earning assets	$808,069	$643,246	$758,881	$584,421

RESOURCE BANKSHARES CORPORATION

(Unaudited)

	For the period ended December 31
	2003	2002
ASSET QUALITY
Non accrual loans	$377,247	$505,699
Loans 90 days past due	$1,033,948	$302,266
Other real estate owned	$536,382	$—
Non accrual loans and OREO/loans and funds advanced	0.14%	0.09%
Net charge-offs	$196,450	$238,053
Net charge-off ratio (annualized)	0.03%	0.06%
Loan loss provision	$150,000	$1,550,000
Loan loss reserve	$4,962,358	$5,008,808
MORTGAGE GROUP
Retail loan closings	$1,215,910,397	$940,054,560
Retail mortgage banking income	$28,002,836	$20,415,000
Retail mortgage banking expense	$24,320,969	$17,709,331
Retail mortgage pre-tax income	$3,681,867	$2,705,669
Retail number of employees	232	203
Commercial mortgage pre-tax income	$506,633	$(92,064)
Commercial number of employees	10	10
OPERATING BANKING RATIO
Bank only
Non interest income	$2,866,003	$3,070,983
Non interest expense	$14,206,715	$11,541,607
Efficiency ratio	49.79%	56.11%
Net overhead ratio	1.44%	1.40%
Financial margin (TE) with deferred fees/costs	3.45%	3.06%
Financial margin (TE) without deferred fees/costs	3.77%	3.52%
Number of employees	131	124
Bank and Mortgage Group
Efficiency ratio	67.88%	72.07%
Net overhead ratio	1.04%	0.96%
Number of employees	373	337